EXHIBIT 5

                                                               CAMPION MACDONALD
                                                       Barristers and Solicitors
                                                      Suite 200, Financial Plaza
                                                              204 Lambert Street
                                                               Whitehorse, Yukon
                                                                         Y1A 3T2

August 21, 2002

Beartooth Platinum Corporation
(formerly Idaho Consolidated Metals Corp.)
Suite 225 - 4299 Canada Way
Burnaby, British Columbia
Canada  V5G 1H3

Ladies and Gentlemen:

Re:     Registration Statement on Form SB-2
        Filing Date: August 22, 2002
        SEC File Number: 333-92018
        Our File: 20020452

We have acted as Yukon counsel for Beartooth Platinum Corporation, a corporation incorporated under the laws of British Columbia and continued to the Yukon Territory (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form SB-2 (the "Registration Statement"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the "Prospectus") relating to an aggregate of 60,994,361 shares of common stock, no par value (the "Shares") of the Company, of which:
(i) 43,921,930 Shares (the "Issued Shares") are currently issued and outstanding; (ii) 5,957,458 Shares (the "Option Shares") are issuable on exercise of outstanding options of the Company and (iii) 4,313,544 Shares (the "Warrant Shares") are issuable on exercise of outstanding warrants of the Company; 4,534,286 Shares (the "Debenture Shares") are issuable on conversion of a Debenture; and 2,267,143 Shares (the "Debenture Warrant Shares") are issuable on exercise of warrants issued pursuant to the Convertible Debenture. A total of 44,481,728 Shares may be sold by certain shareholders of the Company.

The Company has issued a $1,000,000 convertible debenture ("Debenture"), convertible at the option of the holder. The Debenture is convertible into units of the Company at a deemed price of C$0.35 per unit. Each unit consisting of one Debenture Share and one-half of a common share purchase warrant (the "Debenture Warrant"). Each whole Debenture Warrant is exercisable for a Debenture Warrant Share of the Company at a price of C$0.70 per Debenture Warrant Share.

As special counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

With respect to the opinion in paragraph 2 and the portions of the remaining opinions that relate to matters on or before August 17, 2001, during which time the Company was a British Columbia company, we have relied on the opinion of Gowling Lafleur Henderson LLP dated July 3, 2002 (the "Gowling Opinion").

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that:

1. The Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable;

2. The Company has duly authorized for issuance the Option Shares and such Option Shares, when issued and paid for in accordance with the terms of the respective option agreements will be validly issued, fully-paid and non-assessable.

3. The Company has duly authorized for issuance the Warrant Shares and such Warrant Shares, when issued and paid for in accordance with the terms of the warrants, will be validly issued, fully-paid and non-assessable.

4. The Company has duly authorized for issuance the Debenture Shares and such Debenture Shares, when issued in accordance with the terms of the Debenture will be validly issued, fully-paid and non-assessable.

5. The Company has duly authorized for issuance the Debenture Warrant Shares and such Debenture Warrant Shares, when issued and paid for in accordance with the Debenture Warrant certificates will be validly issued, fully-paid and non-assessable.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a) we do not express any opinion with respect to the laws of any jurisdiction other than the Yukon Territory and the laws of Canada specifically applicable thereto;

(b) our opinions are based on judicial decisions, legislation and regulations in effect on the date hereof;

(c) our opinions are limited to those matters which occurred on or after August 17, 2001 the date of the Corporation's continuance into the Yukon; and

(d) the authorization, validity and number of issued and outstanding common shares of the Company referenced in paragraph 1 above is based solely, without our having conducted any specific investigations, on the records of Computershare Trust Company of Canada, the Company's registrar and transfer agent, as at May 31, 2002.

This opinion is delivered exclusively for the benefit and use of the persons to whom it is addressed and any investor who is purchasing securities of the Company pursuant to this Registration Statement and is not to be used or relied upon, used by or distributed by any other person or party without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Yours very truly,

CAMPION MACDONALD

/s/ Gareth C. Howells
Gareth C. Howells
GCH/mlp